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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


MEDIS INC., a Delaware corporation - The Registrant directly owns 100% of the common stock of Medis Inc.

CDS DISTRIBUTOR, INC., a Delaware corporation - The Registrant directly owns 100% of the common stock of CDS Distributor, Inc.

MEDIS EL LTD., an Israel corporation - The Registrant, through Medis Inc., its wholly-owned subsidiary, owns approximately 63% of the common equity of Medis El Ltd. Medis El will become an indirect wholly-owned subsidiary of the Registrant upon the closing of the Registrant's exchange offer for all of Medis El's common equity not beneficially owned by the Registrant, assuming all such common equity are tendered.

MORE ENERGY LTD., an Israel corporation - The Registrant indirectly owns approximately 54.5% of the common equity of More Energy Ltd. Such indirect ownership is through Medis El Ltd.'s 86.5% interest in More Energy Ltd.

NEW DEVICES ENGINEERING A.K.O. LTD., an Israel corporation - The Registrant indirectly owns approximately 15.75% of the common equity of New Devices Engineering A.K.O. Ltd. Such indirect ownership is through Medis El Ltd.'s 25% interest in New Devices Engineering A.K.O. Ltd.